UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 1-11924
                                                                    ------------

                             RCS Investimenti S.p.A.
                    (formerly known as "Fila Holding S.p.A.")
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             (Exact name of registrant as specified in its charter)

         Via Angelo Rizzoli, 2, 20132 Milan - Italy, (011) 39.02.258.41
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  (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                                 Ordinary Shares
in the form of American Depositary Shares, each representing 1 Ordinary Share of
                             RCS Investimenti S.p.A
                   (formerly known as "Fila Holding S.p.A.")
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  |X|           Rule 12h-3(b)(1)(i)  |X|
           Rule 12g-4(a)(1)(ii) |_|           Rule 12h-3(b)(1)(ii) |_|
           Rule 12g-4(a)(2)(i)  |_|           Rule 12h-3(b)(2)(i)  |_|
           Rule 12g-4(a)(2)(ii) |_|           Rule 12h-3(b)(2)(ii) |_|
                                              Rule 15d-6           |_|

      Approximate number of holders of record as of the certification or notice date: 230
      ------

      Pursuant to the requirements of the Securities Exchange Act of 1934 RCS Investimenti S.p.A (formerly known as "Fila Holding S.p.A.") has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            RCS INVESTIMENTI S.p.A.


Date: January 2, 2004                       By: /s/ Enzio Bermani
      -------------------                       --------------------------------
                                                Name:  Enzio Bermani
                                                Title: Director